Exhibit 99.1

Analyst Contact:

Kurt Abkemeier

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

Inteliquent Declares Quarterly Dividend

Chicago, November 10, 2014 – Inteliquent, Inc. (NASDAQ: IQNT), a leading provider of voice services, announced today that its Board of Directors has declared a quarterly dividend of $0.15 per outstanding share of common stock. The quarterly dividend will be paid on December 8, 2014, to shareholders of record as of the close of business on November 24, 2014.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

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